CLEAR LAKE PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference May 31, 2005.

BETWEEN:

THOMAS VON CARDINAL, P.O. Box. 58, Latchford, Ontario, P0J 1N0;

("Cardinal")

OF THE FIRST PART

AND:

NEW INVERNESS EXPLORATIONS, INC, a body corporate, duly incorporated under the laws of the State of Nevada and having its head office at 18 Patricia St., Pickle Lake, Ontario, P0V 3A0;

("New Inverness")

OF THE SECOND PART

W H E R E A S :

A.          Cardinal is the registered and beneficial owner of the one mineral property claim located in Coleman Township, Larder Lake Mining Division, Ontario, which claim is more particularly described in Schedule "A" attached hereto which forms a material part hereof (collectively, the "Claim");

B.           Cardinal has agreed to grant to New Inverness the sole and exclusive right, privilege and option to explore the Claim together with the sole and exclusive right, privilege and option to purchase the Claim upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.            OPTIONOR’S REPRESENTATIONS

1.1          Cardinal represents and warrants to New Inverness that:

(a)	Cardinal is the registered and beneficial owner of the Claim and holds the right to explore and develop the Claim;

(b)
Cardinal holds the Claim free and clear of all liens, charges and claims of others, and Cardinal has a free and unimpeded right of access to the Claim and has use of the Claim surface for the herein purposes;

(c)
The Claim has been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Province of Ontario and are in good standing in Ontario as of the date of this Agreement;

(d)
There are no adverse claims or challenges against or to the Cardinal's ownership of or title to the Claim nor to the knowledge of Cardinal is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claim or any portion thereof;

(e)
Cardinal has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Cardinal is a party or by which he is bound or to which he is subject; and

(f)
No proceedings are pending for, and Cardinal is unaware of any basis for, the institution of any proceedings which could lead to the placing of Cardinal in bankruptcy, or in any position similar to bankruptcy.

1.2       The representations and warranties of Cardinal set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which New Inverness has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claim by New Inverness .

1.3       Cardinal will indemnify New Inverness from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by Cardinal and contained in this Agreement.

1.4       Cardinal acknowledges and agrees that New Inverness has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to New Inverness shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies it may pursue, New Inverness may deduct the amount of any such loss or damage from any amounts payable by it to Cardinal hereunder.

2.         NEW INVERNESS' REPRESENTATIONS

New Inverness warrants and represents to Cardinal that it is a body corporate, duly incorporated under the laws of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3.         GRANT OF OPTION

Cardinal hereby gives and grants to New Inverness the sole and exclusive right and option to acquire a l00% undivided right, title and interest in and to the Claim (the "Option"), subject to a 3% net smelter returns royalty and a 2% gross overriding royalty on diamond production on the Claims, as described respectively in Schedules B and C attached to this Agreement, by performing the acts and deeds and paying the sums provided for in paragraph 4.

4.         CONSIDERATION FOR THE GRANT OF OPTION

4.1       In order to keep the Option in respect of the Claim in good standing and in force and effect, New Inverness shall be obligated to:

Cash Payment

(a)	Pay to Cardinal a total of $33,000 as follows:

(i)	$3,000 immediately upon execution of this agreement by all parties;

(ii)	an additional $5,000 by May 25, 2006;

(iii)	an additional $10,000 by May 25, 2007; and

(iv)	an additional $15,000 by May 25, 2008.

Expenditure Commitments

(b)
Incur, or cause to be incurred, exploration work on the Claims totalling at least $200,000 by May 25, 2008, which work shall be conducted by New Inverness under the direction of a qualified geologist or project engineer, as follows:

(i)	$5,000 in expenditures on the Claim by Dec 31, 2005. New Inverness’ completion of these expenditures is mandatory;

(ii)	No less than a further $15,000 of expenditures to be incurred on the Claim by May 25, 2006;

(iii)	No less than a further $30,000 of expenditures to be incurred on the Claim by May 25, 2007;

(iv)	No less than a further $50,000 of expenditures to be incurred on the Claim by May 25, 2008; and

(v)	No less than a further $100,000 of expenditures to be incurred on the Claim by May 25, 2009.

Advance Royalty Payments

(c)
Stonechurch agrees to pay to Cardinal advance net smelter returns royalty payments on the Claim of $10,000 per year. Advance net smelter return royalty payments shall be due on the May 25 each year commencing May 31, 2010, and continuing on May 25 of each calendar year thereafter until this Agreement is terminated. All such advance net smelter returns royalty payments that New Inverness makes to Cardinal shall be fully credited toward any monies due under the provisions of paragraph 10.

Assessment Work

(d)
Pay, or cause to be paid, to Cardinal, or on Cardinal's behalf, as New Inverness may determine, all Claims payments and assessment work required to keep the Claim and this Option in good standing during the term of this Agreement.

4.3       New Inverness shall deliver all consideration due to the Cardinal under paragraph 4.1 directly in his name.

5.         PERIPHERAL INTEREST

New Inverness agrees that any other right or interest acquired in any mineral property claim group within a two kilometer distance of the boundaries of the Claim will form part of the Claim for the purpose of this agreement. Any additional mineral property right or interest that New Inverness may acquire shall be included under the provisions of paragraph 6.1.

6.         RIGHT TO ABANDON PROPERTY INTERESTS

6.1       Should New Inverness, in its sole discretion, determine that any part of the Claim no longer warrants further exploration and development, then New Inverness may abandon such interest or interests without affecting its rights or obligations under this Agreement, so long as New Inverness provides Cardinal with 30 days notice of its intention to do so. Upon receipt of such notice, Cardinal may request New Inverness to retransfer the title to such interest or interests to him, and New Inverness hereby agrees to do so, and upon expiry of the 30 days, or upon the earlier transfer thereof, such interests shall cease to be part of the Claim for the purposes of this Agreement.

6.2       Any Claim that New Inverness returns to Cardinal in accordance with paragraph 6.1 shall have a minimum of one year of assessment work credited against it at the time of return.

7.         TERMINATION OF OPTION

7.1       Subject to paragraph 7.2, the Option shall terminate if New Inverness fails to make the required cash payments, advance royalty payments or, fails to complete the required assessment work in accordance with paragraph 4.1 herein within the time periods specified therein.

7.2       If New Inverness shall be in default of any requirement set forth in paragraph 4.1 herein, Cardinal shall give written notice to New Inverness specifying the default and New Inverness shall not lose any rights granted under this Agreement, unless within 30 days after the giving of notice of default by Cardinal, New Inverness has failed to take reasonable steps to cure the default by the appropriate performance.

7.3       If the Option is terminated in accordance with paragraphs 7.1 and 7.2 herein, New Inverness shall have no interest in or to the Claim, and all share issuances, expenditures and payments made by New Inverness to or on behalf of Cardinal under this Agreement shall be non-refundable by Cardinal to New Inverness for which New Inverness shall have no recourse. Within 60 days of such termination, New Inverness shall transfer the Claim back to Cardinal, failing which, Cardinal shall have the right to act as attorney for New Inverness for the purpose of such transfer.

8.         ACQUISITION OF INTERESTS IN THE PROPERTY

At such time as New Inverness has made the required cash payments and exploration expenditures in accordance with paragraph 4.1 herein, within the time periods specified therein, then the Option shall be deemed to have been exercised by New Inverness, and New Inverness shall have thereby, without any further act, acquired an undivided 100% interest in and to the Claim.

9.         RIGHT OF ENTRY

For so long as the Option continues in full force and effect, New Inverness, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

(a)	enter upon the Claim;

(b)	have exclusive and quiet possession of the Claim;

(c)	incur expenditure;

(d)	bring upon and erect upon the Claim such mining facilities as New Inverness may consider advisable; and

(e)	remove from the Claim and sell or otherwise dispose of mineral products.

10.       NET SMELTER RETURNS ROYALTY

10.1       On the date New Inverness commences commercial production on the Claim, Cardinal shall be entitled to receive and New Inverness shall pay to Cardinal 3% of net smelter returns. "Commercial production" shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant.

10.2        New Inverness shall be under no obligation whatsoever to place the Claim into commercial production and in the event they are placed into commercial production, New Inverness shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

10.2        New Inverness shall be entitled to, but under no obligation whatsoever, purchase up to 2% of the 3% of net smelter returns held by Cardinal at a rate of $500,000 per 0.5% of net smelter return.

11.       OPERATOR

11.1        After the execution of this Agreement, New Inverness, or at New Inverness' option, its respective associate or nominee or such other unrelated entity as it may determine, will act as the operator of the Claim under this Agreement. New Inverness, if operator, may resign as the operator at any time by giving 30 calendar days prior written notice to Cardinal, and within such 30 day period, New Inverness may appoint another party who covenants to act as the operator of the Claim upon such terms as New Inverness sees fit.

11.2        Notwithstanding paragraph 11.1, Cardinal shall have the right to conduct and supervise all of New Inverness’ exploration and development work on the Claim and to be compensated at competitive industry rates.

12.       POWER AND AUTHORITY OF THE OPERATOR

12.1        After the execution of this Agreement, the Operator shall have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Claims and to determine the manner of operation of the Claim as a mine.

12.2        Where possible, the Operator shall insure that all field work is conducted, and that all assay and work program results are verified, by a third party independent from New Inverness.

13.       REGISTRATION OF PROPERTY INTERESTS

Upon the request of New Inverness, Cardinal shall assist New Inverness to record this Agreement with the appropriate mining recorder and, when required, Cardinal shall further provide New Inverness with such recordable documents as New Inverness and its counsel shall require to record its due interest in respect of the Claim.

14.       FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

15.       FORCE MAJEURE

If New Inverness is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of New Inverness, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and New Inverness, insofar as is possible, shall promptly give written notice to Cardinal of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Cardinal as soon as such cause ceases to exist.

16.       CONFIDENTIAL INFORMATION

No information furnished by New Inverness to Cardinal hereunder in respect of the activities carried out on the Claim by Cardinal, or related to the sale of mineral products derived from the Claim, shall be published by Cardinal without the prior written consent of New Inverness, but such consent in respect of the reporting of factual data shall not be unreasonably withheld. Cardinal, shall be entitled to copies of all exploration work and development data that New Inverness may acquire in conducting work on the Claim, in written and electronic format, to be provided as the data is generated

17.       ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

18.       NOTICE

18.1       Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Cardinal addressed to him as follows:

Thomas von Cardinal
P.O. Box 58
Latchford, Ontario
P0J 1N0

and in the case of New Inverness addressed as follows:

NEW INVERNESS EXPLORATIONS, INC.
18 Patricia Street,
Pickle Lake, Ontario
P0V 3A0

Attention: Amanda Lamothe, President

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

18.2       Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

19.       OPTION ONLY

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating New Inverness to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating New Inverness to do any further acts or make any further payments.

20.       RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

21.       TIME OF ESSENCE

Time shall be of the essence of this Agreement.

22.       TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

23.       CURRENCY

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United Stares of America.

24.       SEVERABILITY

In the event that any of the paragraphs contained in this Agreement, or any portion of thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

25.       APPLICABLE LAW

The situs of the Agreement is Cobalt, Ontario, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Ontario.

26.       ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

STONECHURCH, INC.

per:

________________________________	___________________________
Thomas von Cardinal	Luke Willis, Director

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF MAY 31, 2005 BETWEEN
THOMAS VON CARDINAL AND NEW INVERNESS EXPLORATIONS, INC.

The Clear Lake Lake claim block consists of a total of 9 claim units located in the Larder Lake Mining Division, Canada with the following record number and area:

Township.	Recording Date	Record No.	Acreage

Coleman	April 25, 2005	4203309	360

SCHEDULE “B”

TO THAT CERTAIN AGREEMENT MADE AS OF MAY 25, 2004 BETWEEN
THOMAS VON CARDINAL AND NEW INVERNESS EXPLORATIONS, INC.

DEFINITION OF GROSS OVERRIDING ROYALTY (“GORR”)

(All capitalized terms used herein shall have the definitions contained in the Agreement, unless otherwise specified.)

Pursuant to the Agreement to which this Appendix is attached, Cardinal is entitled to a royalty (the “GORR”) equal to 2% of the Average Appraised Value (as hereinafter defined) of all gem and industrial diamonds recovered, sorted and graded from the Claims (the “Diamonds”), free and clear of all costs of development and operations.

“Average Appraised Value” means the average of the valuations in Canadian dollars of the Diamonds determined by two independent graders, one appointed by New Inverness and one appointed by Cardinal. Such independent graders shall be duly qualified and accredited, and shall sort, grade and value the Diamonds in accordance with industry standards, having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds. Each independent valuator shall value each particular classification of the Diamonds in accordance with the industry pricebooks, standards and formulas. The parties acknowledge that the intention is that the GORR is to be paid to Cardinal on this basis, regardless of the price or proceeds actually received by New Inverness for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction.

New Inverness will calculate and pay the GORR to Cardinal within 30 days of the end of each calendar quarter, based on all Diamonds from the Property which were graded in such calendar quarter.

Cardinal shall not be entitled to participate in the profits or be obligated to share in any losses generated by the Purchaser’s actual marketing or sales practices.

Cardinal shall also at his election have the right to take their GORR in kind.

SCHEDULE “C”

TO THAT CERTAIN AGREEMENT MADE AS OF MAY 25, 2005 BETWEEN
THOMAS VON CARDINAL AND NEW INVERNESS EXPLORATIONS, INC.

NET SMELTER RETURNS

1.  In the Agreement, “Net Smelter Returns” means the net amount of money received by New Inverness for its own account from the sale of ore, or ore concentrates or any other products from the Claim to a smelter or other ore buyer after deduction of smelter and /or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation costs which may be incurred in connection with the transportation of ore or concentrates.

2.  Payment of Net Smelter Returns by New Inverness to Cardinal shall be made quarterly within 45 days after the end of each fiscal quarter of New Inverness and shall be accompanied by unaudited financial statements pertaining to the operations carried out by New Inverness on the Claim. Within 120 days after the end of each fiscal year of New Inverness in which Net Smelter Returns are payable to Cardinal, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to Cardinal shall be made forthwith. A copy of the said audit shall be delivered to Cardinal within 30 days of the end of such 120-day period.

3.  Each annual audit shall be final and not subject to adjustment unless the Cardinal delivers to New Inverness written exceptions in reasonable detail within one month after Cardinal receives the report. Cardinal, or his representative duly authorized in writing, at his expense, shall have the right to audit the books and records of New Inverness related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of New Inverness. The audit shall be conducted by a chartered or certified public accountant of recognized standing. New Inverness shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of Cardinal’s report shall be delivered to New Inverness and the amount which should have been paid according to Cadinal’s report shall be paid forthwith. In the event that the said discrepancy is to the detriment of Cardinal and exceeds 5% of the amount actually paid by New Inverness, then New Inverness shall pay the entire cost of the audit.

4.  In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by New Inverness, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that New Inverness would have incurred if such operations were carried out at facilities not owned or controlled by New Inverness then offering comparable custom services.

5.  Cardinal shall at his election have the right to take their Net Smelter Return as it may pertain to precious metals defined as gold and platinum group elements in kind.